SECURITIES PURCHASE AGREEMENT

            SECURITIES PURCHASE AGREEMENT, dated this 17th day of April, 1998 between Carl T. Wolf and Marion Wolf, with an address of 627 Inwood Lane, South Orange, NJ 07079 (collectively, the Sellers ) and Steel Partners II, L.P., a Delaware limited partnership with its address at 750 Lexington Avenue, New York, NY 10022 (the Purchaser ).

            WHEREAS, the Sellers are holders of 25,000 shares of Class A Common Stock, par value $0.01 per share, of Saratoga Beverage Group, Inc. (the Shares ); and

            WHEREAS, the Sellers desire to sell, and the Purchaser desires to purchase, the Shares;

            NOW, THEREFORE, in consideration of the foregoing and other good and
valuable   consideration  the  receipt  and  sufficiency  of  which  are  hereby acknowledged, the parties hereby agree as follows:

            1. The Sellers, jointly and severally, hereby agree to sell the Shares to the Purchaser for a cash purchase price of $2.25 per share (or a total purchase price of $56,250), which price will be paid to the Sellers.

            2. The Sellers agree to deliver to the Purchaser, against payment therefor, certificates representing the Shares, duly endorsed for transfer. The Sellers hereby represent and warrant to the Purchaser that they are the sole owners of the Shares, free and clear of all liens, claims, and encumbrances.

            3. The Purchaser acknowledges that it has been informed that the Shares have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state, and may not be transferred in the absence of such registration or an exemption from the requirements thereof.

            IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the date first above written.


                                                  /s/ Carl T. Wolf
                                                  -----------------------------
                                                  Carl T. Wolf


                                                  /s/ Marion Wolf
                                                  -----------------------------
                                                  Marion Wolf

                                                  Steel Partners II, L.P.
                                                  By: Steel Partners, LLC

                                                  By:/s/ Warren Lichtenstein
                                                     --------------------------
                                                     Warren Lichtenstein
                                                     Managing Member